Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-156556

June 19, 2012

PROSPECTUS SUPPLEMENT NO. 60

988,202 SHARES OF COMMON STOCK

AGENUS INC.

This prospectus supplement amends the prospectus dated March 18, 2009 (as supplemented on April 15, 2009, April 17, 2009, April 22, 2009, April 27, 2009, May 4, 2009, May 11, 2009, May 27, 2009, June 4, 2009, June 8, 2009, June 9, 2009, June 11, 2009, June 15, 2009, July 7, 2009, July 15, 2009, August 3, 2009, August 5, 2009, September 11, 2009, September 18, 2009, November 12, 2009, January 5, 2010, March 1, 2010, March 25, 2010, April 26, 2010, May 11, 2010, May 18, 2010, July 23, 2010, August 9, 2010, August 25, 2010, November 3, 2010, November 10, 2010, December 30, 2010, January 7, 2011, January 14, 2011, January 28, 2011, March 1, 2011, March 8, 2011, March 18, 2011, April 18, 2011, May 5, 2011, May 9, 2011, June 8, 2011, June 17, 2011, August 8, 2011, August 16, 2011, September 7, 2011, September 27, 2011, September 30, 2011, October 11, 2011, October 20, 2011, November 7, 2011, November 17, 2011, December 12, 2011, December 21, 2011, March 5, 2012, March 6, 2012, March 13, 2012, March 21, 2012 and May 9, 2012) that relates to the issuance of up to 988,202 shares of our common stock, par value $0.01 per share (“common stock”), issuable upon the conversion of 5,250 shares of Series B2 Convertible Preferred Stock, par value $0.01 per share (“Series B2 Convertible Preferred Stock”). If the shares of Series B2 Convertible Preferred Stock are converted through payment of cash consideration, if at all, we will receive the cash from such conversion.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on June 19, 2012, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 18, 2009, Prospectus Supplement No. 1 dated April 15, 2009, Prospectus Supplement No. 2 dated April 17, 2009, Prospectus Supplement No. 3 dated April 22, 2009, Prospectus Supplement No. 4 dated April 27, 2009, Prospectus Supplement No. 5 dated May 4, 2009, Prospectus Supplement No. 6 dated May 11, 2009, Prospectus Supplement No. 7 dated May 27, 2009, Prospectus Supplement No. 8 dated June 4, 2009, Prospectus Supplement No. 9 dated June 8, 2009, Prospectus Supplement No. 10 dated June 9, 2009, Prospectus Supplement No. 11 dated June 11, 2009, Prospectus Supplement No. 12 dated June 15, 2009, Prospectus Supplement No. 13 dated July 7, 2009, Prospectus Supplement No. 14 dated July 15, 2009, Prospectus Supplement No. 15 dated August 3, 2009, Prospectus Supplement No. 16 dated August 5, 2009, Prospectus Supplement No. 17 dated September 11, 2009, Prospectus Supplement No. 18 dated September 18, 2009, Prospectus Supplement No. 19 dated November 12, 2009, Prospectus Supplement No. 20 dated January 5, 2010, Prospectus Supplement No. 21 dated March 1, 2010, Prospectus Supplement No. 23 dated March 25, 2010, Prospectus Supplement No. 24 dated April 26, 2010, Prospectus Supplement No. 25 dated May 11, 2010, Prospectus Supplement No. 26 dated May 18, 2010, Prospectus Supplement No. 27 dated July 23, 2010, Prospectus Supplement No. 28 dated August 9, 2010, Prospectus Supplement No. 29 dated August 25, 2010, Prospectus Supplement No. 30 dated November 3, 2010, Prospectus Supplement No. 31 dated November 10, 2010, Prospectus Supplement No. 32 dated December 30, 2010, Prospectus Supplement No. 33 dated January 7, 2011, Prospectus Supplement No, 34 dated January 14, 2011, Prospectus Supplement No. 35 dated January 28, 2011, Prospectus Supplement No. 36 dated March 1, 2011, Prospectus Supplement No. 37 dated March 8, 2011, Prospectus Supplement No. 38 dated March 18, 2011, Prospectus Supplement No. 39 dated April 18, 2011, Prospectus Supplement No. 40 dated May 5, 2011, Prospectus Supplement No. 41 dated May 9, 2011, Prospectus Supplement No. 42 dated June 8, 2011, Prospectus Supplement No. 43 dated June 17, 2011, Prospectus Supplement No. 44 dated August 8, 2011, Prospectus Supplement No. 45 dated August 16, 2011, Prospectus Supplement No. 46 dated September 7, 2011, Prospectus Supplement No. 47 dated September 27, 2011, Prospectus Supplement No. 48 dated September 30, 2011, Prospectus Supplement No. 49 dated October 11, 2011, Prospectus Supplement No. 50 dated October 20, 2011, Prospectus Supplement No. 51 dated November 7, 2011, Prospectus Supplement No. 52 dated November 17, 2011, Prospectus Supplement No. 53 dated December 12, 2011, Prospectus Supplement No. 54 dated December 21, 2011, Prospectus Supplement No. 55 dated March 5, 2012, Prospectus Supplement No. 56 dated March 6, 2012, Prospectus Supplement No. 57 dated March 13, 2012, Prospectus Supplement No. 58 dated March 21, 2012, and Prospectus Supplement No. 59 dated May 9, 2012, which are to be delivered with this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “AGEN.” On June 18, 2012, the last reported closing price per share of our common stock was $5.26 per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 60 IS JUNE 19, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

June 13, 2012

Date of Report (Date of earliest event reported)

AGENUS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA		02421
(Address of principal executive offices)		(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2012, Agenus Inc., a Delaware corporation (the “Company”), entered into an agreement with Christine M. Klaskin, its VP, Finance, Principal Accounting Officer and Principal Financial Officer, pursuant to which the Company agreed to modify Ms. Klaskin’s rights in the event of a change of control of the Company such that Ms. Klaskin will receive the following from the Company if a change of control occurs and, within 18 months, the Company terminates Ms. Klaskin’s employment without cause or if Ms. Klaskin terminates her employment for good reason:

•	a lump sum payment of 18 months of base salary plus the higher of 150% of her target incentive bonus for that year or her last actual incentive bonus;

•	coverage under our medical and dental plans for 18 months following the date of termination; and

•	a lump sum payment of $15,000 for outplacement assistance.

Item 5.07	Submission of Matters to a Vote of Security Holders

The Company held its Annual Meeting of Stockholders on June 13, 2012 (the “Annual Meeting”). A total of 17,766,085 shares of common stock, representing 78.09% of the shares outstanding and eligible to vote and constituting a quorum, were represented in person or by valid proxies at the Annual Meeting. The final results for each of the matters submitted to a vote of stockholders at the Annual Meeting as set forth in the Proxy Statement dated April 24, 2012 are as follows:

To elect the following nominees to the Board of Directors:

Nominee	Total Vote “FOR”	Total Vote “WITHHELD”

Wadih Jordan	7,145,717	1,459,157
Shalini Sharp	7,482,736	1,122,138

All of the nominees received a plurality of the votes cast by stockholders entitled to vote thereon and, therefore, Mr. Wadih Jordan and Ms. Shalini Sharp were elected to the Board of Directors for terms of three years. In addition, the terms of office of the other members of the Board of Directors, Dr. Garo Armen, Mr. Brian Corvese, Mr. Tom Dechaene, and Mr. Timothy Wright, continued after the meeting.

To approve an amendment to our Amended and Restated Certificate of Incorporation (as amended) to decrease the number of shares authorized for issuance thereunder:

Total Vote “FOR”	Total Vote “AGAINST”	Total Vote “ABSTAIN”	Total Non-Votes

8,475,144	111,105	18,625	9,161,211

The amendment to the Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on June 15, 2012.

To approve an amendment to our 2009 Equity Incentive Plan to increase the number of shares authorized for issuance thereunder:

Total Vote “FOR”	Total Vote “AGAINST”	Total Vote “ABSTAIN”	Total Non-Votes

5,952,900	2,624,804	27,170	9,161,211

To approve an amendment to our Directors’ Deferred Compensation Plan (as amended) to increase the number of shares authorized for issuance under such plan:

Total Vote “FOR”	Total Vote “AGAINST”	Total Vote “ABSTAIN”	Total Non-Votes

7,433,830	1,150,173	20,871	9,161,211

To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012:

Total Vote “FOR”	Total Vote “AGAINST”	Total Vote “ABSTAIN”

17,544,085	197,991	24,009

Item 7.01	Regulation FD Disclosure

On June 18, 2012, the Company announced that its common stock will be included in the broad-market Russell 3000® Index, Russell Global Index, and Russell Microcap® Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 25, 2012, according to a preliminary list of additions on www.russell.com.

The full text of the press release issued in connection with the announcement is being furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished herewith:

99.1	Press Release dated June 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGENUS INC.

Date: June 19, 2012	By:	/s/ Garo H. Armen

Garo H. Armen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated June 18, 2012

EXHIBIT 99.1

Agenus to Join Russell 3000 Index, Global Index, and MicroCap Index

LEXINGTON, MA – June 18, 2012 — Agenus, Inc. (NASDAQ: AGEN), a biotechnology company working to develop treatments for cancers and infectious diseases, today announced that it is set to join the broad-market Russell 3000® Index, Russell Global Index, and Russell Microcap® Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 25, according to a preliminary list of additions on www.russell.com.

Annual reconstitution of Russell’s U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. Membership in the Russell Indexes remains in place for one year.

“We are pleased to be included in the 2012 reconstitution of the Russell Indexes,” said Garo H. Armen, Ph.D., chairman and CEO of Agenus. “We expect our new presence in three of the indexes will expose Agenus to a wider range of institutions and investors, allowing us to broaden our shareholder base.”

Membership in the Russell 3000 means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. The Russell 3000 also serves as the U.S. component to the Russell Global Index, which Russell launched in 2007.

Membership in the Russell Global Index means automatic inclusion in the appropriate large-cap, small-cap, all-cap indexes as well as the applicable style, sector and country indexes. The Russell Global Index, which captures approximately 98% of investable securities globally, is reconstituted annually and all sub-indexes are recalibrated simultaneously to accurately measure current market realities for each market segment.

Membership in the Russell Microcap Index means automatic inclusion in the appropriate growth and value style indexes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. In the institutional marketplace, an industry-leading $3.9 trillion in assets currently are benchmarked to them. Russell calculates more than 80,000 benchmarks daily covering approximately 98 percent of the investable market globally, 83 countries and more than 10,000 securities.

Total returns data for the Russell 3000 Index, Russell Global Index, Russell Microcap Index and other Russell Indexes is available at http://www.russell.com/indexes/data/US_Equity/Russell_US_Index_returns.asp.

About Russell

Russell Investments (Russell) is a global asset manager and one of only a few firms that offers actively managed, multi-asset portfolios and services that include advice, investments and implementation. Working with institutional investors, financial advisors and individuals, Russell’s core capabilities extend across capital markets insights, manager research, Indexes, portfolio implementation and portfolio construction. Russell has approximately $155 billion in assets under management (as of 3/31/2012) and works with 2,400 institutional clients, more than 580 independent distribution partners and advisors, and individual investors globally. Founded in 1936, Russell is a subsidiary of The Northwestern Mutual Life Insurance Company.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. Between Agenus and its partners, 18 programs are in clinical development. For more information, please visit www.agenusbio.com.

Forward-Looking Statement

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians, patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Agenus’ dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2012. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus’ business and securities, investors should give careful consideration to these risks and uncertainties.

Contact:

Media and Investors:

Jonae R. Barnes

Vice President

Investor Relations &

Corporate Communications

617-818-2985

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